 EXHIBIT (a)(1)(v)
OFFER TO PURCHASE FOR CASH

All Outstanding Common Units

of

WORLD POINT TERMINALS, LP

at

$17.30 Net per Unit

Pursuant to the Offer to Purchase dated June 2, 2017

by

World Point Terminals, Inc.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JUNE 29, 2017, UNLESS THE OFFER IS EXTENDED.
June 2, 2017
To Our Clients:
Enclosed for your consideration is an Offer to Purchase, dated June 2, 2017, and the related Letter of Transmittal which (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), relating to the offer by World Point Terminals, Inc., a Delaware corporation (the “Offeror”), to purchase all of the issued and outstanding common units (the “Units”) of World Point Terminals, LP, a Delaware limited partnership (the “Partnership”), that are not already beneficially owned by the Offeror or its affiliates, at a price per Unit equal to $17.30 (the “Offer Price”), net to the holder in cash, without interest thereon and less any applicable tax withholding, and on the other terms and subject to the conditions set forth in the Offer. Also enclosed is the Partnership’s Solicitation/Recommendation Statement on Schedule 14D-9 in connection with the Offer.
We or our nominees are the holder of record of Units held by us for your account. A tender of such Units can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Units held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Units held by us for your account, pursuant to the terms and conditions set forth in the Offer.
Your attention is directed to the following:
1.
The Offer Price is $17.30 per Unit, net to the holder in cash, without interest thereon and less any applicable tax withholding, and on the other terms and subject to the conditions set forth in the Offer.

2.
The Offer is being made for all issued and outstanding Units not already beneficially owned by the Offeror or its affiliates.

3.
The Offer is being made pursuant to the Transaction Agreement, dated as of June 1, 2017, by and among the Offeror, WPT GP, LLC (the “General Partner”) and the Partnership (together with any amendments or supplements thereto, the “Transaction Agreement”), setting forth, among other things, the terms and conditions of the Offer. Pursuant to the Transaction Agreement, after the completion of the Offer and subject to the satisfaction or, to the extent permitted, waiver of certain conditions, the Offeror will purchase any and all outstanding Units held by unitholders other than the Offeror or its affiliates (the “Unaffiliated Unitholders”) that are not tendered pursuant to the Offer (the “Buyout”) pursuant to Section 15.1(a) of the First Amended and Restated Agreement of Limited Partnership of World Point Terminals, LP, as amended (the “Partnership Agreement”), at a price per Unit equal to the Offer Price (the “Buyout Price”), upon the terms and subject to the conditions set forth in the Transaction Agreement. Following the consummation of the Buyout, the Offeror and its affiliates will collectively beneficially own 100% of the outstanding Units.
4.
The conflicts committee (the “Conflicts Committee”) of the board of directors of the General Partner (the “GP Board”), consisting of two independent directors, has unanimously adopted resolutions: (i) determining that the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement are in the best interests of, and fair and reasonable to, the Partnership and its subsidiaries and the holders of Units other than the Offeror, the General Partner and their respective affiliates (the “Unaffiliated Unitholders”); (ii) approving and declaring advisable the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement; and (iii) recommending that the GP Board (a) approve the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement and (b) recommend that the Unaffiliated Unitholders accept the Offer and tender their Units pursuant to the Offer.

5.
The GP Board, based on the unanimous recommendation of the Conflicts Committee, has adopted resolutions: (i) declaring that the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement are fair to and not adverse to the best interests of the Partnership and the Unaffiliated Unitholders; (ii) approving and declaring advisable the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement; and (iii) recommending that the Unaffiliated Unitholders accept the Offer and tender their Units pursuant to the Offer.

6.
The Offer is not subject to any financing condition. The obligation of the Offeror to accept for payment and pay for Units validly tendered (and not properly withdrawn) pursuant to the Offer (the time of such acceptance, the “Acceptance Time”) is subject, among other things, to the condition that there have been validly tendered (and not properly withdrawn) prior to the expiration of the Offer such number of Units that, together with the Units then collectively beneficially owned by the Offeror and its affiliates, represent at least one Unit more than 80% of the then outstanding Units (the “Minimum Tender Condition”). The Offeror is not permitted to waive the Minimum Tender Condition without the consent of the GP Board (acting upon the recommendation of the Conflicts Committee). The Offer is also subject to the condition that the Formula Price (as defined below), calculated as of the date immediately following the date on which the Acceptance Time is scheduled to occur, does not exceed the Offer Price (the “Price Condition”). As defined in the Transaction Agreement, “Formula Price” means a price per Unit equal to the greater of  (i) the average daily closing price of the Units on the New York Stock Exchange for the 20 consecutive trading days immediately preceding the date that is three business days prior to the date on which notice of the Buyout is mailed to the unitholders by the Offeror and (ii) the highest price paid by the General Partner or any of its affiliates for any Units purchased during the 90-day period preceding the date on which such notice is mailed to the unitholders. The Price Condition is waivable by the Offeror at its sole discretion. However, if the Price Condition is waived by the Offeror and the Offer is consummated, the Offeror will not be able to consummate the Buyout unless the Price Condition is subsequently satisfied. If the Offer is not consummated by July 20, 2017, or if notice of the Buyout is not given by the Offeror by July 21, 2017, each of the Offeror and the Partnership can terminate the Transaction Agreement. The Offer is also subject to the other conditions described in the Offer to Purchase under “The Offer—Section 12—Conditions of the Offer.”

7.
The initial scheduled expiration time of the Offer is 11:59 p.m., New York City time, on June 29, 2017, unless the Offer is extended by the Offeror. Previously tendered Units may be withdrawn at any time until the Offer has expired, and if not previously accepted for payment at any time, after August 1, 2017, pursuant to the regulations of the Securities and Exchange Commission.

8.
Any transfer taxes applicable to the sale of Units to the Offeror pursuant to the Offer will be paid by the Offeror, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Units, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Units, then all such Units will be tendered unless otherwise specified on the Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.
The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Units in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

Instruction Form with respect to the

OFFER TO PURCHASE FOR CASH

All Outstanding Common Units

of

WORLD POINT TERMINALS, LP

at

$17.30 Net per Unit

Pursuant to the Offer to Purchase dated June 2, 2017

by

World Point Terminals, Inc.
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 2, 2017 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), relating to the offer by World Point Terminals, Inc., a Delaware corporation, to purchase all of the issued and outstanding common units (the “Units”) of World Point Terminals, LP, a Delaware limited partnership, at a price per Unit equal to $17.30, not already beneficially owned by the Offeror or its affiliates, net to the holder in cash, without interest thereon and less any applicable tax withholding, and on the other terms and subject to the conditions set forth in the Offer.
The undersigned hereby instruct(s) you to tender to the Offeror the number of Units indicated below (or if no number is indicated, all Units) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understand(s) and acknowledge(s) that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Units made on the undersigned’s behalf will be determined by the Offeror in its sole discretion.
Account Number:	Number of Units to Be Tendered*
The method of delivery of this document is at the election and risk of the tendering unitholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Dated:
SIGN BELOW
Signature(s)
Please Type or Print Name(s)
Please Type or Print Address(es) Here

Area Code and Telephone Number
Taxpayer Identification or Social Security Number(s)
*
Unless otherwise indicated, you are deemed to have instructed us to tender all Units held by us for your account.

Please return this form to the broker, dealer, commercial bank, trust company or other nominee maintaining your account.